Exhibit 99

Manning & Napier, Inc. Appoints Chris Briley as Chief Technology Officer

FAIRPORT, NY, March 20, 2019 – Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced that it has appointed Chris Briley as Chief Technology Officer (“CTO”), effective immediately. He joins the Company with nine years of information technology experience specifically within the asset management industry, and 20 years of overall IT experience. He will report to Chief Executive Officer Marc Mayer.

Briley’s appointment furthers Manning & Napier’s commitment to leveraging innovation and technology to enhance and modernize its business. As CTO, Briley will guide the Company’s IT strategy, supporting all business functions in a way which generates efficiencies and progresses the company’s IT infrastructure.

Most recently, Briley was Managing Director and Head of Corporate Application Solutions at Legg Mason, where he was responsible for global distribution and shared services technology platforms. He previously served as the Head of Technology Business Management, with responsibility for project management, QA/QC, vendor management, and business continuity. In between his terms at Legg Mason, Briley spent six years at networking systems firm Ciena as Senior Director of Global Applications and Architecture. He holds a Bachelor’s degree in Economics from The University of North Carolina at Greensboro and a Master of Science in Project Management from Penn State University.

Marc Mayer, Chief Executive Officer for Manning & Napier, commented, “I am thrilled to welcome a world-class professional such as Chris to our team at Manning & Napier. Chris’ leadership and experience in IT uniquely qualifies him to help improve our business. As the asset management industry becomes ever more reliant on technology and innovation, it is critical that we keep pace. Mayer added, “We have identified the enhancement of our IT infrastructure as critical to the firm’s future growth. The addition of Chris demonstrates our commitment to improving our business, allowing us to deliver excellent service to our clients and partners.”

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY.

Contacts

Investor Relations Contact

Sean Silva

Prosek Partners

646-818-9122

ssilva@prosek.com

Public Relations Contact

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

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